Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, LTD.

P. O. BOX 187   ♦   KAHULUI, HAWAII  96733-6687

News Release

Contact: Teri Freitas Gorman, ML&P, 808-877-3857

Joan Bennet, Bennet Strategic Communications, 808-531-6087 ext 1

FOR RELEASE

Monday, March 12, 2007

Maui Land & Pineapple Company, Inc. Completes

$15 Million Private Placement of Common Stock

Kahului, Hawaii, – Maui Land & Pineapple Company, Inc. (ML&P) (AMEX: MLP), announced today that it has completed a private placement of 517,242 shares of common stock to two accredited investors at a price of $29.00 per share, resulting in gross proceeds to the Company of approximately $15 million.  The net proceeds from the sale of common stock will be approximately $14.9 million after payment of estimated offering expenses.

The investors were Ohana Holdings LLC, and ZG Ventures, LLC.  Ohana Holdings LLC is an entity controlled by Pierre Omidyar, founder of eBay and co-founder of Omidyar Network.  The managing member of ZG Ventures, LLC is Miles Gilburne, who formerly served as Senior Vice President of Corporate Development of America Online, and on the board of directors of Time Warner, Inc. from January 2001 through May 2006.

“Maui Land & Pineapple is a transformative company, emphasizing long-term planning and local self-reliance,” said Omidyar. “I value their sound leadership and business practices, as well as their ethic of stewardship toward local communities.”

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The securities sold in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement.

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities. ML&P’s vision of holistic communities is based on the traditional Hawaiian model of ahupua`a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  ML&P is a Hawai`i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui-grown pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.  For additional information please visit http://www.mauiland.com.

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